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                                   EXHIBIT 2.1



                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement (this "AGREEMENT") is made and entered into as of the 23rd day of November 1999, by and among Westminster Capital, Inc., a Delaware corporation ("PURCHASER"), Logic Technology Group, Inc. (dba, Matrix Visual Solutions), a California corporation (the "COMPANY"), Paul Motal ("MOTAL") and Amy Hsiao ("HSIAO"). Motal and Hsiao are sometimes each referred to as a "SELLER" and collectively referred to as the "SELLERS."

         A. The Sellers own all of the issued and outstanding capital stock of the Company.

         B. On the terms and subject to the conditions of this Agreement, Purchaser desires to purchase from the Sellers, and the Sellers desire to sell to Purchaser, 68% of the issued and outstanding capital stock of the Company. Specifically, Hsiao desires to sell 35% of the issued and outstanding capital stock of the Company, representing her entire ownership interest in the Company, and Motal desires to sell 33% of the issued and outstanding capital stock of the Company, representing a portion of his ownership interest in the Company.

         NOW, THEREFORE, with reference to the foregoing facts, and consideration of the mutual covenants and agreements hereinafter set forth, Purchaser, the Sellers and the Company agree as follows:

         1.       DEFINITIONS.

                  As used in this Agreement and the exhibits and schedules attached hereto, the following terms shall have the following meanings:

                  "1999 EBITDA" shall mean the earnings of the Company for its fiscal year ended September 30, 1999, before deduction for interest, income taxes, depreciation and amortization ("EBITDA"), as reflected in the Company's 1999 financial statements prepared in accordance with generally accepted accounting principles, applied on a basis consistent with the policies, practices and procedures, and using the same classifications, judgments and estimation methodologies, used in the preparation of the Company Financial Statements.

                  "ACQUISITION" shall mean the purchase and sale of the Shares pursuant to this Agreement.

                  "ACTION" shall mean any lawsuit, litigation, action, demand, suit, proceeding, inquiry, arbitration or claim before any court or Governmental Authority, whether formal or informal, or civil, criminal, administrative, or investigative, and includes mediation, arbitration, appellate, bankruptcy and judgment-execution proceedings.

                  "ADJUSTED PURCHASE PRICE" shall mean the Purchase Price multiplied by the Adjustment Percentage.

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                  "ADJUSTMENT PERCENTAGE" shall mean (i) the actual 1999
EBITDA (as determined in accordance with Section 2(d)), divided by (ii) $2,000,000.

                  "AFFILIATE" shall mean, with respect to any specified
Person: (a) any other Person who, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person; (b) any relative of the specified Person or any other Person described in clause (a) of this definition who has the same residence of such Person; or (c) any Person of which the specified Person and/or any one or more of the Persons specified in clause (a) or (b) of this definition, individually or in the aggregate, beneficially own 10% or more of any class of voting securities or otherwise have a substantial beneficial interest.

                  "AGREEMENT" shall mean this Agreement, as amended, supplemented or modified from time to time in accordance with its terms.

                  "BEST KNOWLEDGE" with respect to any Person shall mean and include: (a) actual knowledge of the Person, provided that, with respect to the Company, it shall mean the actual knowledge of Motal and Hsiao; and (b) that knowledge which a prudent businessperson could have obtained in the management of his business after making due inquiry with respect thereto.

                  "BUSINESS CONDITION" of any Person shall mean the condition (financial or other), earnings, results of operations, business or properties of such Person in the aggregate.

                  "BUSINESS DAY" shall mean any day except a Saturday, Sunday or other day on which commercial banks in the city of Los Angeles, California are authorized by Law to close.

                  "CLOSING" shall mean the closing of the transactions contemplated by this Agreement.

                  "CLOSING DATE" shall mean the date of the Closing.

                  "COMPANY" shall mean Logic Technology Group, Inc., a California corporation (dba. Matrix Visual Solutions).

                  "COMPANY CAPITAL STOCK" shall mean the capital stock, without par value, of the Company, as designated on the date hereof.

                  "COMPANY CONTRACT" shall mean any Contract to which the Company is a party or otherwise bound, or to which any asset or property of the Company is subject.

                  "COMPANY DISCLOSURE SCHEDULE" shall mean the schedule of exceptions to representations and warranties of the Sellers and the Company made pursuant to Section 3 hereof.

                  "COMPANY FINANCIAL STATEMENTS" shall mean: (i) the balance sheet of the Company as of September 30, 1998 and the related statements of operations, shareholders' equity and cash flows for the fiscal year then ended; and (ii) the balance sheet of the Company as of July 31, 1999 and the related statements of operations, shareholders' equity and cash flows for the 10 months then ended.

                  "CONTINUING OBLIGATIONS" shall mean the obligations of the Company to the Sellers for salaries for the bi-monthly payment period in which the Closing occurs.

                  "CONTRACT" shall mean any written or oral note, bond, debenture, mortgage, license, agreement, commitment, document, instrument or contract.

                  "CURRENT BALANCE SHEET" shall mean the balance sheet of the Company as of July 31, 1999.

                  "EMPLOYEE PLAN" with respect to any Person shall mean any plan, arrangement or Contract providing compensation or benefits to, for or on behalf of employees and/or directors of such Person, including employment, deferred compensation, retirement or severance Contracts; plans pursuant to which Securities are issued, including stock purchase, stock option and stock appreciation rights plans; bonus, thrift, pension, savings, insurance, profit sharing, severance, loan guaranty, employee loan or incentive compensation plans or arrangements; supplemental unemployment benefit, hospitalization or other medical, life, dental, vision, health care or other insurance; and ERISA Plans.

                  "EMPLOYMENT AGREEMENT" shall mean the Employment Agreement entered into on or prior to the Closing by and between the Company and Motal, which agreement shall be substantially in the form of the Employment Agreement attached as EXHIBIT A to this Agreement.

                  "ENVIRONMENTAL LAW" shall mean any order, writ, injunction, decree, judgment, ruling or Law of any Governmental Authority, or any binding agreement with any such Governmental Authority, relating to pollution or protection of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, the Resource Conservation and Recovery Act of 1976, as amended; the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended; the Superfund Amendments and Reauthorization Act of 1986, as amended; the Toxic Substances Control Act of 1976, as amended; the Emergency Planning and Community Right-To-Know Act of 1986; the Federal Water Pollution Control Act Amendments of 1972, as amended by the Clean Water Act of 1977 and the Water Quality Act of 1987; and the Clean Air Act, as amended, and other Laws relating to (a) emissions, discharges or releases of Polluting Substances or (b) the handling, storage, disposal, reclamation, recycling or transportation of Polluting Substances.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and includes all rules and regulations promulgated under that Act.

                  "ERISA PLANS" of any Person shall mean all "employee benefit plans," within the meaning of Section 3(3) of ERISA maintained by, contributed to (or required to be contributed to), or sponsored by such Person.

                  "ESCROW AGENT" shall mean Wells Fargo Bank, National Association.

                  "ESCROW AGREEMENT" shall mean the Escrow Agreement entered into on or prior to the Closing by and among the Escrow Agent, Purchaser and the Sellers, which agreement shall be substantially in the form of the Escrow Agreement attached as EXHIBIT B to this Agreement.

                  "EXPLOIT" shall mean manufacture, advertise, license, market, merchandise, promote, publicize, sell, use, market or distribute, and "EXPLOITATION" shall have a correlative meaning.

                  "GOVERNMENTAL AUTHORITY" shall mean any nation or government, any state or other political subdivision thereof, a public body or authority, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, whether domestic or foreign or local, state, regional or national.

                  "HOLDBACK AMOUNT" shall mean $941,250, which equals 25% of the Purchase Price.

                  "INCOME TAX" means any federal, state, local, or foreign income tax, including any interest, penalties, and additions imposed with respect to such taxes.

                  "INCOME TAX RETURN" means all returns, declarations, reports, claims for refunds, information returns, statements, and other forms required to be filed with respect to any Income Taxes, including any schedule or attachment thereto, and including any amendments thereof.

                  "INDEBTEDNESS" of a Person shall mean: (a) indebtedness of such Person for money borrowed, whether short-term or long-term and whether secured or unsecured; (b) the undrawn face amount of, and unpaid reimbursement obligations in respect of, all letters of credit issued for the account of such Person; (c) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (d) all obligations of such Person upon which interest charges are customarily paid; (e) obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock or other equity interests of such Person or any warrants, rights or options to acquire such capital stock or other equity interests; (f) all indebtedness of the types referred to in clauses (a) through (e) above of another Person which is guaranteed directly or indirectly by such Person or secured by the assets of such Person and (g) renewals, extensions, refundings, deferrals, restructurings, amendments and modifications of any such indebtedness, obligation or guarantee.

                  "IP" shall mean patents, trademarks, service marks, trade names, copyrights (which have been filed with the federal copyright authorities), trade secrets, trade dress and other rights and property commonly referred to as intellectual property, and rights or licenses to use the same, and any and all applications therefor.

                  "IRC" shall mean United States Internal Revenue Code of 1986, as amended and in effect from time to time (or any successor statute in effect from time to time), and the rules and regulations promulgated thereunder.

                  "IRS" shall mean the United States Internal Revenue Service.

                  "LAW" shall mean any foreign, federal, state or local statute, law, rule, regulation, ordinance, order, code, policy or rule of common law arising from final nonappealable decisions of Governmental Authorities and state and federal courts in the United States, now or hereafter in effect, and in each case as amended, and any judicial or administrative interpretation thereof by a Governmental Authority or otherwise, including any judicial or administrative order, consent, decree or judgment arising from final nonappealable decisions of Governmental Authorities and state and federal courts in the United States.

                  "LIEN" shall mean any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable Law of any jurisdiction to evidence any of the foregoing).

                  "LOSSES" shall mean losses, liabilities, damages, claims, fines, penalties, judgments, demands, assessments, levies, costs and expenses, sustained or incurred by the party incurring such Losses, including without limitation, reasonable attorneys', accountants', investigators' and experts' fees and expenses, sustained or incurred in connection with the defense or investigation of any Action, net of any insurance proceeds actually collected in respect thereof (net of related expenses, including premium adjustments).

                  "PERSON" shall mean an individual or a group, syndicate, cooperative, joint venture, unincorporated organization, partnership, corporation, trust, association, limited liability company, Governmental Authority or other entity.

                  "POLLUTING SUBSTANCES" shall mean pollutants, contaminants, chemicals, or industrial toxic or hazardous substances or wastes.

                  "PURCHASE PRICE" shall mean $3,765,000.

                  "PURCHASER" shall mean Westminster Capital, Inc., a Delaware corporation.

                  "SECURITIES" shall mean capital stock, Stock Equivalents and any other "security" as that term is defined under the Securities Act.

                  "SECURITIES ACT" shall mean the United States Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder.

                  "SELLERS" shall mean Motal and Hsiao.

                  "SEPTEMBER 30, 1999 BALANCE SHEET" shall mean the balance sheet of the Company as of September 30, 1999, which is prepared pursuant to
Section 2(d).

                  "SHARES" shall mean the 391,143 shares of the Company Capital Stock being purchased by the Purchaser, consisting of 201,323.5 shares being purchased from Hsiao and 189,819.5 shares being purchased from Motal.

                  "STOCK EQUIVALENTS" shall mean options, warrants, calls, rights, commitments, convertible securities and other securities pursuant to which the holder, directly or indirectly, has the right to acquire (with or without additional consideration) capital stock.

                  "SUBSIDIARY" when used in reference to any particular party, means a corporation with respect to which the party either: (a) is required to consolidate the reporting of its financial information in accordance with generally accepted accounting principles; or (b) is a beneficial owner of either at least 50% of any class of the corporation's securities or securities of the corporation representing at least 50% of the voting power of all the corporation's outstanding securities that are entitled to vote in the election of its directors.

                  "TAX LIABILITIES" shall mean all liabilities related to Taxes.

                  "TAX RETURNS" shall mean all returns, declarations, reports, claims for refunds or information returns or statements relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

                  "TAXES" shall mean all taxes, charges, fees, levies or other governmental assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, unemployment, social security (including any social security charge or premium) excise, estimated, alternative minimum, severance, stamp, occupation, property or other taxes, customs, dues, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (federal, state, local or foreign).

                  "TRANSFER" shall mean sell, assign, transfer, pledge, grant a security interest in, license, sublicense or otherwise dispose of, with or without consideration.

                  The masculine form of words includes the feminine and the neuter and vice versa, and, unless the context otherwise requires, the singular form of words includes the plural and vice versa. As used in this Agreement, the word "including" is always without limitation. The words "herein," "hereof," "hereunder," and other words of similar import when used in this Agreement refer to this Agreement as a whole, and not to any particular section or subsection. Except as otherwise expressly provided in this Agreement, accounting terms used, but not otherwise defined, in this Agreement are to be construed and interpreted in accordance with "generally accepted accounting principles" in effect on the date hereof, as described in Accounting Standards Board SAS No. 69 and established by various pronouncements of the Accounting Principles Board, the Financial Accounting Standards Board, and the American Institute of Certified Public Accountants.

         2.       PURCHASE AND SALE; CLOSING; PURCHASE PRICE ADJUSTMENTS.

                  (a) PURCHASE AND SALE. On the terms and subject to the conditions set forth in this Agreement, Purchaser shall purchase the Shares from the Sellers at the Closing, and the Sellers shall sell the Shares to the Purchaser at the Closing.

                  (b) PURCHASE PRICE. The aggregate purchase price for the Shares (the "PURCHASE PRICE") shall be $3,765,000. In order to facilitate the Closing, the Purchase Price has been based on the parties estimate of 1999 EBITDA of $2,000,000 and is subject to adjustment after determination of the actual 1999 EBITDA as set forth in Sections 2(d) and 2(e) below. The Purchase Price shall be allocated among the Sellers as set forth in SCHEDULE I hereto.

                  (c) THE CLOSING. The Closing shall take place at the offices of Troop Steuber Pasich Reddick & Tobey, LLP, 2029 Century Park East, Los Angeles, California 90067, on November [15], 1999 or such other date as may be mutually agreed to by the Sellers and Purchaser. At the Closing, each of the Sellers shall deliver to Purchaser the certificates evidencing the number of Shares being purchased from such Seller, duly endorsed in blank for transfer, against delivery by Purchaser of the Purchase Price, less the Holdback Amount, by certified or bank cashiers check or by wire transfer of funds to the account(s) designated by the Sellers. On or prior to the Closing, Purchaser and the Sellers will enter into the Escrow Agreement with the Escrow Agent. On the Closing Date, Purchaser shall deposit the Holdback Amount with the Escrow Agent to be held in accordance with the terms of the Escrow Agreement.

                  (d) DETERMINATION OF 1999 EBITDA. Within 90 days following the Company's 1999 fiscal year end, the Purchaser shall deliver to Sellers its written determination of 1999 EBITDA (the "DETERMINATION NOTICE"), together with a copy of the Company's 1999 financial statements audited by Deloitte & Touche LLP and such working papers as may be reasonably requested by the Sellers. The Sellers shall advise Purchaser if Sellers agree or disagree with Purchaser's determination of 1999 EBITDA. If the Sellers fail to so advise Purchaser within 10 days following the delivery of the Determination Notice, it shall be deemed that the Sellers shall have accepted Purchaser's determination of 1999 EBITDA. If the Sellers disagree with Purchaser's determination, the Sellers shall give notice of disagreement (a "DISAGREEMENT NOTICE"), which notice shall specify Sellers' determination of the 1999 EBITDA. If a Disagreement Notice shall be delivered, Purchaser and the Sellers shall attempt to reach agreement on the 1999 EBITDA. If Purchaser and the Sellers are unable to reach an agreement within 10 days, either Purchaser or the Sellers may submit the disagreement to arbitration in accordance with the following procedures. The arbitrator of any disagreement pursuant to this Section 2(d) shall be a nationally recognized independent accounting firm mutually acceptable to the parties, which firm shall not have had a material relationship with the Company, either of the Sellers or Purchaser within the two years preceding the appointment (the "ARBITER"). If the parties cannot agree on the selection of the Arbiter, the parties shall request the American Arbitration Association to appoint the Arbiter, and such appointment shall be conclusive and binding upon the parties. The Arbiter shall be instructed to determine, promptly, but no later than 20 days after its acceptance of its appointment as Arbiter, based solely on presentations by the Company, the Sellers and Purchaser, and not by independent review, only those issues in dispute and the resulting computation of the 1999 EBITDA, which shall be conclusive and binding upon the parties. In resolving any disputed item, the Arbiter may not assign a value to any item greater than the greater value for such item claimed by either party or less than the smallest value for such item claimed by either party. The fees, costs and expenses of the Arbiter shall be paid by the party whose estimate of the 1999 EBITDA most differs from the 1999 EBITDA determined by the Arbiter. The Company, Sellers and Purchaser shall each make available to the other their respective work papers generated in connection with the preparation or review of the 1999 EBITDA. Notwithstanding anything to the contrary contained in this Agreement, any and all costs and expenses attributable to the audit of the Company's 1999 financial statements to be performed by Deloitte & Touche LLP shall be paid by (i) the Company upon the Closing or (ii) Purchaser, if this Agreement is terminated at any time prior to Closing.

                  (e) ADJUSTMENT TO PURCHASE PRICE. Within 2 Business Days following determination of the 1999 EBITDA (either by agreement or by arbitration, as the case may be) an adjustment to the Purchase Price shall be made as follows.

                           (i)   If the Adjusted Purchase Price shall be less
than the Purchase Price, Sellers and Purchaser shall deliver appropriate written notice to the Escrow Agent and the Escrow Agent shall, in accordance with the terms of the Escrow Agreement, pay such difference between the Adjusted Purchase Price and the Purchase Price, plus the interest earned on such amount, if any, under the Escrow Agreement, to Purchaser out of the Holdback Amount and the remainder of the Holdback Amount, if any, shall be paid to the Sellers, including the interest earned on such amount. In the event that such difference between the Adjusted Purchase Price and the Purchase Price is greater than the Holdback Amount, the Sellers shall pay an amount equal to the amount by which such difference exceeds the Holdback Amount to Purchaser by certified or bank cashiers check or by wire transfer of funds to the account(s) designated by Purchaser.

                           (ii)  If the Adjusted Purchase Price shall be
equal to or greater than the Purchase Price, Sellers and Purchaser shall deliver appropriate written notice to the Escrow Agent and the Escrow Agent shall, in accordance with the terms of the Escrow Agreement, pay the entire Holdback Amount, plus interest earned on such amount, to the Sellers. In addition, if the Adjusted Purchase Price shall be greater than the Purchase Price, Purchaser shall pay to the Sellers such difference between the Adjusted Purchase Price and the Purchase Price, by certified or bank cashiers check or by wire transfer of funds to the account(s) designated by the Sellers.

         3.       REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE
COMPANY.

                  Subject to the exceptions set forth in the Company Disclosure Schedule dated the date hereof and delivered by the Sellers and the Company to Purchaser concurrently with this Agreement, each of the Sellers and the Company represents and warrants to Purchaser as follows:

                  (a) ORGANIZATION AND CAPITALIZATION OF THE COMPANY.

                           (i)      The Company is a corporation duly
organized, validly existing in good standing under the Laws of the State of California and has all requisite corporate power and corporate authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Complete and correct copies of the Company's current Articles of Incorporation and Bylaws have been delivered to Purchaser or its attorneys.

                           (ii)     The Company is duly qualified to do
business as a foreign corporation and is in good standing in every jurisdiction where it owns or leases any property or its business activities require it to so qualify.

                           (iii)    The authorized capital stock of the
Company consists solely of 10,000,000 shares of the Company Capital Stock, of which only 575,210 shares are issued and outstanding, and no other class of Securities. The Sellers own of record and beneficially all of the Shares. The Company Disclosure Schedule sets forth the number of Shares owned of record by each Seller. The Shares are not subject to any Lien and no Person has any right or option to purchase or acquire, with or without consideration, any of the Shares. The Shares have been duly authorized and validly issued and are fully paid and nonassessable. The holders of the Shares possess exclusive voting rights with respect to the affairs of the Company.

                           (iv)     There are no outstanding Stock
Equivalents of the Company. The Company is not obligated to purchase or redeem any Securities.

                           (v)      The Company has not, either directly or
through any agent, offered any Securities to or solicited any offers to acquire any Securities from, or otherwise approached, negotiated or communicated in respect of any Securities with, any Person in such a manner as to require that the offer or sale of such Securities be registered pursuant to the provisions of Section 5 of the Securities Act and the rules and regulations of the SEC thereunder or the securities Laws of any state. The Company has complied with all federal and state securities and blue sky Laws in all offers, sales and purchases of its Securities prior to the date hereof and has not violated any applicable Law in making such issuances and purchases of its Securities prior to the date hereof. Any notices required to be filed under federal and state securities and blue sky Laws prior to the date hereof have been filed on a timely basis prior to or as so required.

                  (b) AUTHORITY; ENFORCEABILITY.

                           (i)      This Agreement has been duly executed and
delivered by the Company and constitutes a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws relating to or affecting creditors' rights generally, or the availability of equitable remedies.

                           (ii)     The execution and delivery by the Company
of this Agreement do not, and compliance by the Company with the provisions hereof will not: (A) conflict with or result in a breach or default under any of the terms, conditions or provisions of any Material Company Contract; or
(B) violate any Law applicable to the Company; or (C) result in the creation or imposition of any Lien on any asset of the Company.

                  (c) SUBSIDIARIES. The Company does not have and has never had any Subsidiaries.

                  (d) FINANCIAL STATEMENTS. The Company Financial Statements have been prepared from the books and records of the Company in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except for changes specified therein and except that unaudited financial statements are not accompanied by notes and subject to normal year end adjustments, and present fairly (as defined under GAAP) the financial condition, results of operations, shareholders' equity and cash flows of the Company as of the dates thereof and for the periods specified therein. All transactions involving the Company have been properly and accurately recorded in its financial books, records and accounts.

                  (e) TAXES.

                           (i)      The Company has filed, as of the date
hereof, and will have filed as of the Closing Date, all Tax Returns that it was required to file for tax periods ending before those dates. All such Tax Returns were correct and complete in all material respects. In particular, the foregoing Tax Returns were not subject to penalties under IRC Section 6662, relating to accuracy-related penalties (or any corresponding provision of the state, local or foreign Tax Law) or any predecessor provision of Law, and the Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of IRC Section 6662 (or any corresponding provision of the state, local or foreign Tax Law) or any predecessor provision of Law. The Company is not the beneficiary of any extension of time within which to file any Tax Return. All Taxes due and owing by the Company relating to the periods covered by such Tax Returns (whether or not shown on any Tax Return) have been paid, or will be paid before the Closing Date. The Company has not requested, nor currently is the beneficiary of, any extension of time within which to file any Tax Return that has not been filed. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax other than Liens for current Taxes not yet delinquent.

                           (ii)     The Company has withheld and paid all
Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party (including, without limitation, as required under IRC Sections 1441-1464, IRC Sections 3401-3406, IRC Section 6041 and IRC Section
6049).

                           (iii)    Neither the Sellers nor the Company
expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed. To the Best Knowledge of each of the Sellers and the Company there is no dispute or claim concerning any Tax Liability of the Company either claimed or raised by any Governmental Authority in writing or upon personal contact with any agent of such authority. The Company Disclosure Schedule lists: (A) all Income Tax Returns filed with respect to the Company; (B) indicates those Tax Returns listed in (A) that have been audited; and (C) indicates those Tax Returns listed in (A) that currently are the subject of audit. The Company has made available to Purchaser complete copies of all federal or state Income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company.

                           (iv)     The Company has not waived any  statute
of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                           (v)      The Company has never filed a consent
under IRC Section 341(f) (or any corresponding provision of state, local or foreign income tax Law) concerning collapsible corporations or agreed to have IRC Section 341(f)(2) (or any corresponding provision of state, local or foreign income tax Law) apply to any disposition of any asset owned by it. The Company has not made any payments, is not obligated to make any payments, and is not a party to any Contract that under certain circumstances could obligate it to make any payments that will not be deductible under IRC
Section 280G. The Company has not been a United States real property holding corporation within the meaning of IRC Section 897(c)(2) during the applicable period specified in IRC Section 897(c)(1)(A)(ii).

                           (vi)     The Company is not a party to any Tax
indemnity, Tax sharing or Tax allocation agreement. The Company (A) has not been a member of an affiliated group of corporations within the meaning of IRC Section 1504 within the four years preceding the date hereof, or (B) has no Tax Liability for the Taxes of any Person under IRC Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by Contract, or otherwise.

The Company Disclosure Schedule sets forth an estimate of the following information with respect to the Company as of the most recent practicable date: (A) the tax basis in its assets; and (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax credit or excess charitable contribution allocable to the Company.

                  (f) CUSTOMS MATTERS. To the Best Knowledge of the Sellers, the Company has all licenses, permits, consents, orders, approvals and other authorizations necessary under the customs and trade Laws of the United States of America, including without limitation bilateral trade agreements, to carry on its business as currently being conducted. To the Best Knowledge of the Sellers, the Company has properly reported all goods imported into the United States, accurately stated all dutiable costs thereof and paid all tariffs due thereon at the time of entry.

                  (g) REAL PROPERTY AND ASSETS.

                           (i)      The Company has good and  transferable
title to all of its assets of material value to it whether real, personal, tangible or intangible which are reflected on the Current Balance Sheet, free and clear of all Liens except for: (A) Liens that are reflected in the Current Balance Sheet; (B) Liens for current taxes not yet delinquent; (C) assets sold or transferred in the ordinary course of business and consistent with past business practice since the date of the Current Balance Sheet; and
(D) restrictions imposed by Law and easements and restrictions which are neither individually nor in the aggregate material to the Company or its Business Condition.

                           (ii)     The Company Disclosure Schedule
identifies each parcel of real property that the Company owns or leases. The Company enjoys peaceful and undisturbed possession under all material leases for the use of real property under which it operates.

                           (iii)    The Company Disclosure Schedule
identifies the material assets utilized by the Company in its business and the location of such assets. The Company owns all such assets. Material assets currently used by the Company and listed on the Company Disclosure Schedule are in good operating condition and repair, normal wear and tear accepted.

                           (iv)     All inventories are current and readily
merchantable and contain no amount of damaged, obsolete or unsalable product which have not been written down or reserved to their market value.

                           (v)      All accounts receivable reflected on the
September 30, 1999 Balance Sheet are stated in accordance with generally accepted accounting principles and: (A) constitute bona fide and valid rights of the Company to collect payments from other Persons; (B) represent credit extended in a manner consistent with the Company's trade practices; (C) are not subject to any defense, counterclaim or offset; and (D) except for reserves set forth in the September 30, 1999 Balance Sheet, are fully collectable.

                           (vi)     Neither the Sellers nor any Affiliates
thereof (other than the Company), own or have any interest in any assets or property (including the name "Matrix") which have been used within the past two years or are presently being used or are necessary to be used in the business of the Company as presently conducted.

                  (h) ENVIRONMENTAL LIABILITIES.

                           (i)      Subject to  subsections  (ii) and (iii)
of this Section, to the Best Knowledge of the Sellers, the Company has conducted and is conducting its business, and has used and is using its properties, whether currently owned, operated or leased or owned, operated or leased by it at any time in the past, in material compliance with all applicable Environmental Laws.

                           (ii)     Neither the Company nor any  property
currently owned, operated or leased or which has been owned, operated or leased by the Company, is subject to any pending or threatened investigation of which the Sellers or the Company has either actual knowledge or written notice, or any pending or threatened action or proceeding, including any notice of violation, of which the Sellers or the Company has knowledge, by any Governmental Authority regarding contamination of any part of the property or infractions of any Environmental Law or any license or permit issued by any Governmental Authority pursuant to any such Law.

                           (iii)    To the Best Knowledge of the Sellers, no
Polluting Substance is presently located on or under any property which is currently owned, operated or leased by the Company, except for office supplies, cleaning supplies, photocopying materials and other materials of similar nature, kept by the Company in the ordinary course of its business, or as indicated in any environmental reports, studies, assessments or data listed on the Company Disclosure Schedule and delivered to Buyer.

                  (i) LITIGATION AND PROCEEDINGS. There is no pending or, to the Best Knowledge of the Sellers, threatened Action to which the Company is a party or otherwise involving the Company, and the Company is not subject to any judgment, order, writ, injunction, decree or regulatory directive or agreement.

                  (j) EMPLOYEE CONTRACTS AND ERISA PLANS.

                           (i)      All Employee Plans which are now
maintained by the Company or have been maintained by the Company are identified in the Company Disclosure Schedule. True and complete copies of all Employee Plans listed on the Company Disclosure Schedule have been furnished to Purchaser or its agents. The Company Disclosure Schedule summarizes all material oral agreements listed therein and the annual compensation payable by the Company to each of its officers, employees, agents or consultants, including salary, bonus and any other benefits.

                           (ii)     Neither the Company nor any entity that
is a member of a "controlled group of corporations" or that is under "common control" with the Company, within the meaning of IRC Section 414(b) or (c) (an "ERISA AFFILIATE"), has ever maintained, contributed to (or been required to contribute to), or sponsored a "multiemployer plan," within the meaning of ERISA Section 3(37)(a). The Company has never maintained, contributed to (or been required to contribute to), or sponsored a "defined benefit plan," within the meaning of ERISA Section 3(35).

                           (iii)     Any ERISA Plan maintained by the Company
has been administered in substantial compliance with ERISA, the IRC and the terms of such ERISA Plan, and there is no pending or threatened litigation relating to any ERISA Plan.

                           (iv)     Any ERISA Plan maintained by the Company
that is a "pension plan" within the meaning of ERISA Section 3(2)
(collectively, the "PENSION PLANS") has received a favorable determination letter from the IRS under IRC Section 401(a).

                           (v)      Neither the Company nor any  fiduciary
of any Pension Plan maintained by the Company has engaged in any transaction that is prohibited by ERISA Section 406 or the regulations thereunder for which an exemption does not exist.

                           (vi)     No Pension Plan maintained by the Company
is currently in effect, and no current or former employee or officer of the Company is entitled to any present or future payment with respect to any Pension Plan maintained by the Company.

                           (vii)    Any payments required to be made pursuant
to the terms of any Employee Plan maintained by the Company that relate to any period prior to the Closing will have either been timely made or accrued on the books of the Company in accordance with generally accepted accounting principles.

                           (viii)   The Company does not offer and has never
in the past offered health benefits for retired employees except to the extent required by applicable Law.

                           (ix)     The Company does not maintain any
Employee Plans outside of the United States for non-U.S. citizen employees of the Company.

                           (x)      The Company Disclosure Schedule lists
separately all Contracts pursuant to which the consummation of the transactions as contemplated hereunder will (a) entitle any current or former employee or officer of the Company to severance pay, unemployment compensation or any other payment, or (b) accelerate the time of payment or vesting or increase the amount of compensation due any such employee or officer. The consummation of the transactions as contemplated hereunder will not result in any prohibited transaction described in Section 406 of ERISA or
Section 4975 of the IRC for which an exemption is not available or the cost of which is not borne by the former employee or his beneficiary.

                           (xi)     No liability under Title IV of ERISA has
been incurred by the Company or any of its ERISA Affiliates since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any of its ERISA Affiliates of incurring directly or indirectly a liability under such Title, other than liability for premiums due the Pension Benefit Guaranty Corporation.

                           (xii)    Each Employee Plan maintained by the
Company is in full force and effect, and the Company is not in default under any Employee Plan maintained by the Company. There have been no claims of default and, there are no facts or conditions which if continued, or on notice, will result in a default under any Employee Plan.

                  (k) CONTRACTS. The Company Disclosure Schedule lists all of the following types of Company Contracts (the "Material Company Contracts"):

                           (i)      Each Contract (or group of related
Contracts) which is to be performed in whole or in part at or after the date of this Agreement and which: (A) cannot be canceled upon 90 days' notice without payment or penalty of less than $10,000; (B) involves aggregate future payments by or to the Company of more than $10,000; (C) involves material nonmonetary obligations to be performed later than one year from the date hereof; or (D) otherwise materially affects the Company or its Business Condition;

                           (ii)     Each Contract pursuant to which the
Company: (A) has borrowed or is committed or entitled to borrow money in an amount in excess of $50,000; (B) has lent or committed to lend money; or (C) has given or is committed to give a guarantee of, or otherwise to incur primary or secondary liability for (including any letter of credit), any obligation of any other party in any amount;

                           (iii)    Each Contract regarding advertising,
brokerage, licensing, management, representative or agency relationships;

                           (iv)     Each Contract with or concerning any
labor or employee organization;

                           (v)      Each Contract for the Transfer of any
properties, assets or rights of the Company (A) for consideration in excess of $50,000, or (B) which requires the consent of any third party to the Transfer of such assets, properties or rights;

                           (vi)     Each Contract with any Seller or any
Affiliate of the Company;

                           (vii)    Each  Contract:  (A) under which the
benefits cannot be retained upon the consummation of the transactions contemplated by this Agreement without the written consent or approval of other parties; (B) under which there will be a default as a result of the consummation of the transactions contemplated by this Agreement unless such other parties provide written consent or approval; or (C) which would require the making of any payment, other than payments as contemplated by this Agreement, to any employee of the Company or to any other Person as a result of the consummation of the transactions contemplated herein;

                           (viii) Each Contract involving a guarantee by the
Sellers of any the Company Indebtedness or imposing a Lien on personal assets of the Sellers which serve as collateral for the Company Indebtedness;

                           (ix)     Each Contract pursuant to which the
Company has granted or agreed to any discount in connection with future product sales, rebates, inventory balancing or product returns or exchanges;

                           (x)      Each Contract providing the Company the
right or license to use or exploit the IP of any other Person; and/or

                           (xi) Each Contract requiring the Company to make
capital expenditures in excess of $50,000.

                  (l) ABSENCE OF LIABILITIES. The Company has no Indebtedness, obligation or liability, absolute, accrued, contingent or otherwise, except for: (i) those disclosed in the Company Disclosure Schedule; (ii) those accrued, reserved or disclosed in the Current Balance Sheet and notes thereto; or (iii) trade payables and obligations incurred in the ordinary course of business on or after the date of the Current Balance Sheet; or (iv) obligations incurred in the ordinary course of business prior to the date of the Current Balance Sheet which, in accordance with generally accepted accounting principles, were not required to be recorded thereon.

                  (m) CONFLICTS OF INTEREST. Neither the Company nor any officer, employee, agent or any other person acting on behalf of the Company has, directly or indirectly, given or agreed to give or received or agreed to receive any money, gift or similar benefit (other than legal price concessions to customers in the ordinary course of business) to or from any customer, supplier, licensor, employee or agent of a customer or supplier, or official or employee of any Governmental Authority or other Person who was, is, or may be in of a position to help or hinder the business of the Company (or assist in connection with any actual or proposed transaction therewith) which: (i) might subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding; (ii) if not given in the past, might have had a material adverse effect on the Business Condition of the Company; or (iii) if not continued in the future, might have a material adverse effect on the Business Condition of the Company.

                  (n) OTHER RELATIONSHIPS. Neither of the Sellers nor the Company has any interest (other than as a noncontrolling holder of securities of a publicly traded company), either directly or indirectly, in any Person, including without limitation, any Person (whether as an employee, officer, director, shareholder, agent, independent contractor, security holder, creditor, consultant, or otherwise) that presently (i) provides any services or designs, produces and/or sells any products or product lines, or engages in any activity which is the same, similar to or competitive with any activity or business in which the Company is now engaged; (ii) is a supplier of, customer of, creditor of, or has an existing contractual relationship with the Company; or (iii) has any direct or indirect interest in any asset or property used by the Company or any property, real or personal, tangible or intangible, that is necessary or desirable for the conduct of the business of the Company. To the Best Knowledge of the Sellers, no current or former stockholder, director, officer or employee of the Company nor any Affiliate of any such person, is, or since September 30, 1997, has been, directly or indirectly through his affiliation with any other person or entity, a party to any transaction (other than as an employee) with the Company providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring cash payments to any such person.

                  (o) LICENSES; COMPLIANCE WITH LAWS AND CONTRACTS.

                           (i)      The Company has all material franchises,
permits, licenses and other rights which are necessary for the conduct of its business and to the Best Knowledge of the Sellers, there is not any basis for the denial of such rights in the future and the Company is in compliance with, and is not in violation of, any Law.

                           (ii)     The Company Disclosure Schedule lists all
material federal, state, local and foreign licenses, permits and other authorizations issued by any Governmental Authority to the Company.

                           (iii)    The Company has performed all of the
obligations required to be performed by it to date under all Material Company Contracts and is not in breach of or default under any such Material Company Contract (including any breach or default arising from any misrepresentation). To the Best Knowledge of the Sellers: (A) each other party to a Material Company Contract has performed all of the material obligations required to be performed by it to date under such Contract and is not in material default thereunder; and (B) no event has occurred or circumstances exist which, with notice or lapse of time or both, would constitute a breach of any Material Company Contract.

                  (p) IP RIGHTS. The Company Disclosure Schedule contains a true and complete list of all IP presently owned, licensed, held or needed for the operation of the business by the Company (the "COMPANY IP") and the basis of the right of the Company to use the Company IP. The Company IP constitutes all IP that is required to enable the Company to conduct its business as now conducted. The Company has not received any written notice of infringement or other written complaint that the operations of the Company contravenes, violates or otherwise infringes IP or any other proprietary rights of others. To the Best Knowledge of the Sellers, neither the Company nor any Person employed by or affiliated with the Company has wrongfully Exploited any IP owned or licensed by any former employer, and neither the Company nor any Person employed by or affiliated with the Company has violated any confidential relationship which such Person may have had with any third party. To the Best Knowledge of the Sellers, the Company has and will have full right and authority to utilize the Company IP, including, without limitation, the processes, systems and techniques presently used by it in the design, development, manufacture, marketing, sale and distribution of its present products and all rights to any such IP developed by any employee or consultant of the Company have been duly and validly assigned to the Company. No royalties, honoraria, damages or fees are or will be payable by the Company to other Persons by reason of the ownership or use by the Company of any Company IP. Neither of the Sellers nor any other Affiliate of the Company owns or holds, directly or indirectly, any interests in any Company IP. To the Best Knowledge of the Sellers, no Person has interfered with, infringed upon, misappropriated, or otherwise violated any IP right of the Company. The Company has not Transferred to any Person right to Exploit any Company IP.

                  (q) INSURANCE.

                           (i)      The Company Disclosure Schedule lists:(A)
all policies of insurance that are in force on the date hereof and/or which have been in force at any time within the prior three years and insure the Company or any of its assets or employees (the "INSURANCE POLICIES"); (B) all outstanding claims under the Insurance Policies; (C) all claims made by or on behalf of the Company under any Insurance Policy; and (D) any Contract under which the Company is obligated to maintain insurance on behalf of any other Person. The Company will continue to renew following the date hereof through the Closing Date substantially the same insurance coverages that are in force on the date hereof, and the Company has delivered to Purchaser true and complete copies of each Insurance Policy, including all amendments, supplements, modifications, or side letters relating thereto.

                           (ii)     To the Best Knowledge of the Sellers, the
Insurance Policies are: (A) all in full force and effect; (B) sufficient for compliance with all requirements of Law and all Company Contracts; and (C) will not terminate or lapse by reason of consummation of the transactions contemplated by this Agreement. The premiums with respect to all Insurance Policies covering all periods up to and including the Closing Date have been paid or will have been paid prior to the Closing, and no notice of cancellation or termination has been received with respect to any such Policy.

                  (r) CUSTOMERS. No Large Customer of the Company has canceled or otherwise terminated, or notified the Company in writing that it intends to cancel or terminate, its relationship with the Company, or its purchase of products or services from the Company, and neither of the Sellers nor the Company has any knowledge that any Large Customer intends to cancel or otherwise terminate its relationship with the Company or decrease materially the amount of products it purchases from the Company compared to products it has purchased in recent periods. A "LARGE CUSTOMER" of the Company shall mean any customer which has, since September 30, 1998, purchased in excess of $100,000 of products from the Company or paid rental fees in excess of $100,000 to the Company.

                  (s) SUPPLIERS. No supplier of the Company has canceled or otherwise terminated, or notified the Company in writing that it intends to cancel or terminate, its relationship with the Company, or its sale of products to the Company, and neither of the Sellers nor the Company has any knowledge that any supplier intends to cancel or otherwise terminate its relationship with the Company or decrease materially the amount or change the type of products it sells to the Company compared to products it has sold in recent periods. The Company has an alternative source of supply for all products supplied by its current suppliers.

                  (t) LABOR RELATIONS. There is no pending or, to the Best Knowledge of the Sellers, threatened labor dispute, strike or work stoppage affecting the Business Condition of the Company. To the Best Knowledge of the Sellers, the Company has conducted and conducts its business in all material respects in accordance with all Laws regarding employment, unfair labor practices and nondiscrimination.

                  (u) ABSENCE OF CERTAIN CHANGES OR EVENTS. Since July 31, 1999 there has not been:

                           (i)      Any damage, destruction or loss (whether
or not covered by insurance) to tangible assets of the Company which has had a materially adverse effect on the Business Condition of the Company;

                           (ii)     Any declaration, setting aside or payment
of any dividend or other distribution with respect to any Securities of the Company or any direct or indirect redemption, purchase or other acquisition by the Company of Securities of the Company;

                           (iii)    Any issuance or Transfer by the Company
or any Seller of any Securities of the Company, or any agreement of any character to which the Company has been a party or by which it has been bound obligating the Company to issue, sell or deliver any Securities;

                           (iv)     Any Lien created affecting any assets of
the Company or assumed by the Company with respect to any such assets except for purchase money security interests in supplies and inventory acquired by the Company in the ordinary course of business, consistent with past practices, except for Liens for Taxes not yet delinquent;

                           (v)      Any Indebtedness or other material
liability, guarantee or obligation (whether absolute, accrued, contingent, or otherwise) incurred, or other transaction engaged in by the Company, other than in the ordinary course of business, consistent with past practices;

                           (vi)     Any Transfer of any asset of the Company
with a book value in excess of $25,000, other than inventory in the ordinary course of business consistent with past practices;

                           (vii)    Any cancellation, without full payment,
of any note, loan or other obligation owing to the Company;

                           (viii)   Any loan made or credit extended by the
Company, other than in the ordinary course of business;

                           (ix)     Any waiver or release of any right or
claim of the Company;

                           (x)      Any change in the method of accounting
including, without limitation, any change in depreciation or amortization policies or rates, by the Company from the methods consistently applied throughout the periods covered by the Company Financial Statements;

                           (xi)     Any amendment or termination of any
Contract which would be a Material Company Contract if such Contract were in effect as of the date of this Agreement;

                           (xii)    Any new employees hired by the Company or
commitments by the Company to hire any new employees; or any increase in the compensation payable or to become payable by the Company to any existing employee or director of the Company; or

                           (xiii)   Any Contract, other than this Agreement,
by which the Company will or could be obligated to undertake or engage in any action described in the preceding clauses (i) through (xii).

                  (v) BROKERS. Other than TransMeridian Capital Corporation and any fees payable to TransMeridian Capital Corporation by the Sellers, neither the Sellers nor the Company have retained or otherwise engaged or employed any broker, finder or any other person, or paid or agreed to pay any fee or commission to any agent, broker, finder or other person, for or on account of acting as a finder or broker in connection with this Agreement or the transactions contemplated hereby.

                  (w) PRODUCT AND SERVICE WARRANTIES. The Company Disclosure Schedule sets forth all express warranties, written or oral, with respect to the products or services sold or rented by the Company, other than those provided and paid for by vendors of the Company. There are no product or service warranty claims against the Company. Adequate reserves have been provided in the Company Financial Statements for all product and service warranties.

                  (x) YEAR 2000. Except for (i) the Company's internal accounting systems, (ii) all rental products and systems rented as of Closing Date that are scheduled to be returned to the Company prior to the end of 1999 and (iii) all rental products and systems not rented as of the Closing Date, all products and systems sold or rented by the Company in its business are able to process date data (including, but not limited to, calculating, comparing and sequencing) in a consistent and accurate manner from, into and between the twentieth century (through 1999), the year 2000 and the twenty-first century, including leap year calculations.

                  (y) BANKS, AGENTS, ETC. The Company Disclosure Schedule contains a complete and correct list setting forth the name of (i) each financial institution in which the Company has an account, safe deposit box or borrowing privilege and the names of all persons authorized to draw thereon, to have access thereto or to borrow thereupon, as the case may be, and (ii) each agent to whom the Company has granted a power of attorney or similar authority to act on its behalf.

                  (z) MINUTE BOOKS; FINANCIAL RECORDS. The minute books of the Company provided to the Purchaser contain a complete summary of all meetings of directors, committees of directors, executive committees and stockholders and reflect all transactions referred to in such minutes accurately in all material respects. The books, records and accounts of the Company accurately and fairly reflect, in reasonable detail, all of the transactions of the Company, including acquisitions and dispositions of the assets of the Company.

                  (aa) ACCURACY OF INFORMATION. To the Best Knowledge of the Sellers, no representation or warranty by the Company or Sellers in this Agreement (including without limitation, the Schedules and Exhibits hereto) or any document furnished by the Company or Sellers at the Closing, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         4.       REPRESENTATIONS AND WARRANTIES OF THE SELLERS.

                  Each of the Sellers severally represents and warrants to Purchaser as to itself as follows:

                  (a) TITLE TO SHARES. Each of the Sellers owns beneficially and of record, and has good and marketable title to, the Shares set forth opposite such Seller's name on Schedule II hereto, free and clear of any Liens. In consideration for the Purchase Price, Purchaser shall acquire good and marketable title to the Shares, free and clear of any Liens.

                  (b) AUTHORITY; ENFORCEABILITY.

                           (i)      This Agreement has been duly executed and
delivered by such Person and constitutes a valid and legally binding obligation of such Person enforceable against such Person in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws relating to or affecting creditors' rights generally, or the availability of equitable remedies.

                           (ii)     The execution and delivery by such Person
of this Agreement does not, and compliance by such Person with the provisions hereof will not: (A) conflict with or result in a breach or default under any of the terms, conditions or provisions of any Contract to which such Person is a party or by which any of its assets is subject; or (B) violate any Law applicable to such Person; or (C) result in the creation or imposition of any Lien on any asset of such Person.

         5.       REPRESENTATIONS AND WARRANTIES OF PURCHASER.

                  Purchaser represents and warrants to the Sellers as follows:

                  (a) ORGANIZATION OF PURCHASER. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware and has all requisite corporate power and corporate authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.

                  (b) AUTHORITY; ENFORCEABILITY.

                           (i)      This Agreement has been duly executed and
delivered by Purchaser and constitutes a valid and legally binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws relating to or affecting creditors' rights generally, or the availability of equitable remedies.

                           (ii)     The execution and delivery by Purchaser
of this Agreement do not, and compliance by Purchaser with the provisions hereof will not: (A) conflict with or result in a breach or default under any of the terms, conditions or provisions of any Contract to which Purchaser is a party or otherwise bound, or to which any asset or property of Purchaser is subject; (B) violate any Law applicable to Purchaser; or (C) result in the creation or imposition of any Lien on any asset of Purchaser.

                  (c) BROKERS. Other than TransMeridian Capital Corporation and any fees payable to TransMeridian Capital Corporation by the Sellers, Purchaser has not retained or otherwise engaged or employed any broker, finder or any other person, or paid or agreed to pay any fee or commission to any agent, broker, finder or other person, for or on account of acting as a finder or broker in connection with this Agreement or the transactions contemplated hereby.

                  (d) FINANCIAL CAPACITY. Purchaser will have at the Closing sufficient funds to perform its obligations hereunder.

                  (e) INDEPENDENT ANALYSIS. Purchaser recognizes that, except as expressly provided in Sections 3 and 4 hereof, neither the Sellers nor the Company has made any representation or warranty upon which Purchaser is relying in respect to the Company's ability to obtain business subsequent to the Closing Date. Purchaser further recognizes that any cost estimates, projections or other predictions contained or referred to in the Company Disclosure Schedule or in the information provided to Purchaser or any of its employees, agents or representatives were prepared for internal planning purposes only and are not and shall not be deemed to be representations or warranties of the Sellers or the Company. Purchaser is purchasing the Shares based upon the representations and warranties contained herein and its own independent analysis of the Company and its ability to obtain future business.

                  (f) INVESTMENT INTENTION. Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of acquiring the Shares. Purchaser is acquiring the Shares for investment only, and not with a view toward or for sale in connection with any distribution thereof in violation of the Securities Act, or with any present intention of distributing or selling any of the Shares. Purchaser understands that the transactions contemplated hereby have not been, and will not be, the subject of a registration statement filed under the Securities Act, or qualified under applicable states securities law, by reason of a specific exemption from the registration provisions of the Securities Act and the qualification provisions of the applicable state securities laws. Purchaser understands that none of the Shares may be resold unless such resale is registered under the Securities Act and qualified under applicable state securities laws, or an exemption from such registration and qualification is available.

         6.       PRE-CLOSING COVENANTS.

                  (a) CONDUCT OF BUSINESS OF THE COMPANY. From the date hereof until the Closing, and except as authorized or contemplated by this Agreement or otherwise approved in advance in writing by Purchaser, the Company shall maintain itself as a validly existing corporation in good standing under the laws of its state or jurisdiction of incorporation, conduct its affairs and business according to its usual and ordinary course of business, and use commercially reasonable efforts to sustain and preserve in all material respects its goodwill and business organization and all its material business relationships with lenders, customers, suppliers and licensors and keep available the services of its respective officers and employees. Without limiting the generality of the foregoing, the Company shall:

                           (i)      confer on a regular basis with one or
more representatives of Purchaser regarding the conduct of its business;

                           (ii)     not propose, adopt, or authorize any
amendment to its charter or organizational documents;

                           (iii)    promptly notify Purchaser of any event,
circumstance or development that would result in the representations and warranties under Section 3 of this Agreement not to be true in all material respects if such representations and warranties had been made on such date;

                           (iv)     not authorize, issue, grant, award,
Transfer, purchase, retire or redeem any Securities of the Company, or effect any stock split, combination, recapitalization or otherwise change its capitalization as it existed on the date hereof, or accept any capital contribution;

                           (v)      not declare, set aside or, except to the
extent reflected as a dividend payable on the Current Balance Sheet, pay any dividend or distribution payable in cash, stock or property with respect to shares of its Securities;

                           (vi)     not authorize or enter into, or commit to
enter into, any transaction or Contract which, if it had been completed as of the date hereof or entered into on or prior to the date hereof, would have been required to have been disclosed in the Company Disclosure Schedule, except in the ordinary course of business;

                           (vii)    except in the usual and ordinary course
of business consistent with past practice, not: (A) acquire or Transfer any assets; (B) create or permit to exist any Lien on any assets; or (C) relinquish, forfeit or waive any right under any Company Contract;

                           (viii)   not incur any Indebtedness, other than
accrued interest on Indebtedness outstanding at the date of this Agreement;

                           (ix)     not make any loan or extend any credit,
other than in the ordinary course of business;

                           (x)      not enter into or amend any Contract with
the Sellers or any Affiliate of the Sellers;

                           (xi)     not hire any new employees, other than as
replacements for employees who leave and at an annual base salary of less than $60,000;

                           (xii)    not adopt or amend any Employee Plan,
increase compensation or benefits payable to employees under any Plan or otherwise, or pay any bonuses to any employees, except increases or bonuses, consistent with past practices, to employees other than Motal or Hsiao;

                           (xiii)   not take any action which would cause any
representation or warranty of the Sellers or the Company under Section 3 of this Agreement not to be true and correct as of the Closing; and

                           (xiv)    not agree or commit to do any of the
foregoing.

                  (b) ACCESS AND INFORMATION. During the period from the date hereof to the Closing, the Company shall during normal business hours upon reasonable advance notice: (i) afford Purchaser (and its representatives and professional advisors) complete access to the books, records, Contracts, officers, key employees and properties of the Company; (ii) permit Purchaser (and its representatives and professional advisors) to make such examinations of the books, records, Contracts, officers, key employees, and properties of the Company; (iii) furnish to Purchaser (and its representatives and professional advisors) all existing financial, operating, and other data and information concerning the Company as they reasonably request; and (iv) permit Purchaser (and its representatives and professional advisors) to conduct such other reasonable investigation as is appropriate in connection with the transactions contemplated by this Agreement.

                  (c) ACQUISITION PROPOSALS. During the period from the date hereof and extending through the earlier of termination of this Agreement or the Closing (the "PROPOSAL PERIOD"), each of the Sellers and the Company agrees: (i) that such Person shall not, and shall direct and cause its respective officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant) not to, initiate, solicit, intentionally encourage or accept the submission of any proposal or offer with respect to a merger, acquisition, sale, consolidation or similar transaction involving all or any significant portion of the assets or any equity securities of the Company (any such proposal or offer being hereinafter referred to as an "ACQUISITION PROPOSAL") or engage in any negotiations or discussions concerning, or provide any confidential information or data to, any person relating to an Acquisition Proposal; and (ii) that such Person will notify Purchaser immediately if any such inquiries or proposals are received by, any such information is received from, or any such negotiations or discussions are sought to be initiated or continued with, any such Person. If the Company or the Sellers breach this
Section 6(c) and the Company or the Sellers definitively concludes a transaction similar to the transaction contemplated hereby prior to April 30, 2000, then the Company and/or the Sellers shall pay to Purchaser, within 24 hours of the occurrence of such transaction, $250,000 in immediately available funds.

                  (d) TRANSFER OF SHARES. Prior to the earlier of the Closing or the termination of this Agreement, the Sellers and the Company agree not to Transfer any Shares except pursuant to this Agreement.

                  (e) THE COMPANY. Each of the Sellers agrees to use commercially reasonable efforts to cause the Company to comply with each of its covenants and agreements under this Agreement required to be performed on or prior to the Closing.

                  (f) RELEASE OF GUARANTEES. Each of the parties hereto agrees to use its best efforts to cause Wells Fargo Bank to release the Sellers from their personal guarantees of the Company's obligations to Wells Fargo Bank (the "WELLS FARGO GUARANTEES"). In furtherance thereof, if requested by Purchaser, Motal agrees to personally guarantee that portion of the Company's obligations to Wells Fargo Bank equal to his percentage ownership of the Company

         7.       CONDITIONS PRECEDENT TO OBLIGATION OF THE SELLERS.

                  The obligation of the Sellers to consummate the Acquisition is subject to satisfaction and fulfillment of all of the following conditions precedent, each of which must be satisfied on or before the Closing, unless waived by the Sellers:

                  (a) COMPLIANCE BY PURCHASER; REPRESENTATIONS AND WARRANTIES CORRECT. All of the terms, conditions, agreements and obligations of this Agreement to be complied with and performed by Purchaser at or before the Closing shall have been complied with and performed in all material respects, and all the representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects at and as of the Closing (unless made as of a specified date, in which case such representation and warranty shall be true and correct in all material respects as of the specified date) with the same force and effect as though such representations and warranties had been made at and as of the Closing.

                  (b) NO ACTIONS. No Action seeking to enjoin or prohibit the Acquisition shall be pending.

                  (c) GOVERNMENTAL CONSENTS. All orders, permits, consents, licenses, approvals, franchises, certificates, registrations and other authorizations from Governmental Authorities that are necessary for Purchaser to consummate the Acquisition (including all Blue Sky and state securities permits, approvals, registrations and qualifications) shall have been obtained.

                  (d) EMPLOYMENT AGREEMENT. The Company shall have executed and delivered the Employment Agreement to Motal.

                  (e) ESCROW AGREEMENT. Purchaser shall have executed and delivered the Escrow Agreement to Sellers.

                  (f) RELEASE OF GUARANTEES. Wells Fargo Bank shall be irrevocably committed to release Hsiao from all Wells Fargo Guarantees upon the Closing or as soon as practicable thereafter.

                  (g) CERTIFICATE. Purchaser shall have delivered to the Sellers a certificate, dated as of the Closing and signed on behalf of Purchaser by a Chief Executive Officer or the Chief Financial Officer to the effect that: (i) the representations and warranties of Purchaser shall be true and correct at and as of the Closing with the same force and effect as though such representations and warranties had been made at and as of the Closing (unless made as of a specified date, in which case such representation and warranty shall be true and correct in all material respects as of the specified date); (ii) Purchaser shall have complied in all material respects with its obligations and agreements under this Agreement; and (iii) the conditions set forth in Section 7(c) shall have been satisfied.

         8.       CONDITIONS PRECEDENT TO OBLIGATION OF PURCHASER.

                  The obligation of Purchaser to consummate the Acquisition is subject to satisfaction and fulfillment of all of the following conditions precedent, each of which must be satisfied on or before the Closing unless waived by Purchaser:

                  (a) COMPLIANCE BY THE SELLERS AND THE COMPANY; REPRESENTATIONS AND WARRANTIES CORRECT. All of the terms, conditions, agreements and obligations of this Agreement to be complied with and performed by the Sellers and the Company at or before the Closing shall have been complied with and performed in all material respects, and all the representations and warranties made by the Sellers and the Company in this Agreement shall be true and correct in all material respects at and as of the Closing (unless made as of a specified date, in which case such representation and warranty shall be true and correct in all material respects as of the specified date) with the same force and effect as though such representations and warranties had been made at and as of the Closing.

                  (b) CONSENTS. The Company shall have obtained all consents and approvals which are necessary so that the execution, delivery and performance of this Agreement, and the consummation of the Acquisition, will not result in a breach or default under, or give a third party the right to terminate, any Material Company Contract, which consents and approvals shall be in form and substance reasonably satisfactory to Purchaser.

                  (c) OPINION OF COUNSEL FOR THE SELLERS. Purchaser shall have received an opinion of Morrison & Foerster LLP, counsel for the Sellers, dated the Closing Date and addressed to Purchaser, in form and substance reasonably satisfactory to Purchaser and its counsel, containing the opinions set forth in EXHIBIT C.

                  (d) NO ACTIONS. No Action seeking to enjoin or prohibit the Acquisition shall be pending.

                  (e) GOVERNMENTAL CONSENTS. All orders, permits, consents, licenses, approvals, franchises, certificates, registrations and other authorizations from Governmental Authorities that are necessary for the Sellers to consummate the Acquisition (including all Blue Sky and state securities permits, approvals, registrations and qualifications) must have been obtained.

                  (f) EMPLOYMENT AGREEMENT. Motal shall have executed and delivered the Employment Agreement to the Company.

                  (g) ESCROW AGREEMENT. Sellers shall have executed and delivered the Escrow Agreement to Purchaser.

                  (h) FINANCIAL TESTS. The Company shall satisfy the following financial tests as of the Closing Date: (i) shareholders equity of at least $1,870,000 and (ii) a ratio of current assets to current liabilities of at least 1 to 1.

                  (i) CERTIFICATE. The Sellers and the Company shall have delivered to Purchaser a certificate, dated as of the Closing to the effect that: (i) except as disclosed in the Company Disclosure Schedule delivered at the Closing, the representations and warranties of the Sellers and the Company shall be true and correct at and as of the Closing with the same force and effect as though such representations and warranties had been made at and as of the Closing (unless made as of a specified date, in which case such representation and warranty shall be true and correct in all material respects as of the specified date); (ii) the Sellers and the Company shall have complied in all material respects with its obligations and agreements under this Agreement; and (iii) the conditions set forth in Sections 8(b),
(e) and (h) shall have been satisfied.

         9.       ADDITIONAL COVENANTS.

                  (a) CERTAIN TAX MATTERS.

                           (i)      Purchaser shall prepare or cause to be
prepared, consistent with past practice, and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing which are filed after the Closing. Purchaser shall permit the Sellers to review and comment on each such Tax Return described in the preceding sentence prior to filing. The Sellers shall pay all Taxes or shall reimburse Purchaser for any Taxes of the Company with respect to periods ending on or before September 30, 1999 within 15 days after payment by Purchaser or the Company of such Taxes to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the September 30, 1999 Balance Sheet (rather than in any notes thereto) or to the extent that they were otherwise taken into account in any adjustment of the Purchase Price for any of the Shares pursuant to this Agreement.

                           (ii)     Purchaser shall prepare or cause to be
prepared and file or cause to be filed any Tax Returns of the Company for periods which begin before the Closing and end after the Closing. Sellers shall pay to Purchaser within 15 days after the date on which Taxes are paid with respect to periods ending on or before September 30, 1999 an amount equal to the portion of such Taxes which relates to the period ending on September 30, 1999 to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the September 30, 1999 Balance Sheet (rather than in any notes thereto) or to the extent that they were otherwise taken into account in any adjustment of the Purchase Price for any of the Shares pursuant to this Agreement. The Company shall pay all Taxes which relate to any period subsequent to September 30, 1999. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) September 30, 1999, the portion of such Tax which relates to the portion of such period ending on September 30, 1999 shall: (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the period ending on September 30, 1999 and the denominator of which is the number of days in the entire period; and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on September 30, 1999. Any credits relating to a taxable period that begins before and ends after September 30, 1999 shall be taken into account as though the relevant period ended on September 30, 1999. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

                           (iii)    Purchaser, the Company and the Sellers
shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 9(a) and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. To the extent not delivered to Purchaser, the Sellers agree: (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing until the expiration of the statute of limitations (and, to the extent notified by Purchaser, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority; and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Sellers shall allow Purchaser to take possession of such books and records. Purchaser and the Sellers further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby), including, where appropriate, the execution and filing of any and all consents, waivers, extensions of any applicable statutes of limitations, powers of attorney and other documents as shall be reasonably requested by any party hereto in connection with such Tax audit, assessment or other controversy.

                           (iv)     Purchaser shall promptly notify the
Sellers in writing within 10 days of receipt by Purchaser or any of its Affiliates of notice of: (A) any pending or threatened federal, state, local or foreign Tax audits or assessments of the Company; and (B) any pending or threatened federal, state, local or foreign Tax audits or assessments of Purchaser or any of its Affiliates which may affect the Liabilities for Taxes of the Company with respect to any period ending on or before September 30, 1999. The Sellers shall promptly notify Purchaser in writing within 10 days of receipt by the Sellers of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments relating to the income, properties or operations of the Company. The Sellers shall select an independent tax representative, who shall be reasonably acceptable to
Purchaser: (x) to represent the Company's interest with respect to any such Tax audit or assessment, including in any administrative or court proceeding relating thereto; and (y) to employ counsel of its choice at its expense and to control the conduct of such audit, assessment, or proceeding, including settlement or other disposition thereof. The Sellers, Purchaser and the Company will cooperate with the representative and its counsel in the defense against or compromise of any claim in any such audit, assessment, or proceeding and the Company shall keep the Sellers apprized of any material developments in such audit, assessment, or proceeding.

                           (v)      All transfer, documentary, sales, use,
stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any corporate-level gains tax triggered by the Agreement) shall be paid by the Sellers when due, and the Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, Purchaser will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

                           (vi)     Purchaser and the Sellers agree upon
request to provide the other party with all information that either party may be required to report pursuant to IRC Section 6043 and all Treasury Regulations promulgated thereunder.

                           (vii)    All tax sharing agreements or similar
agreements with respect to or involving the Company, on one hand, and the Sellers, on the other hand, shall be terminated as of the Closing and, after the Closing, the Company shall not be bound thereby or have any liability thereunder.

                  (b) RELEASE. Effective as of the Closing, each of the Sellers hereby forever relieves, releases and discharges the Company from any and all claims, debts, liens, liabilities, losses, demands, obligations, promises, acts, agreements, costs and expenses, damages, actions and causes of action, of whatever kind or nature, whether known or unknown, suspected or unsuspected, existing now, existing as of the Closing or accruing after the Closing based on, arising out of, or in connection with any action or omission of the Company prior to the Closing (other than the Continuing Obligations) (collectively, "RELEASED CLAIMS") and agrees that neither Purchaser nor the Company shall have any liability or obligation whatsoever to either of the Sellers (or any Person claiming by or through either of them) arising out of or in connection with the Released Claims. Each of the Sellers represents that he or she has not Transferred any Released Claims. In furtherance thereof, each of the Sellers acknowledges that he or she is familiar with Section 1542 of the Civil Code of the State of California, which provides as follows:

                  A general release does not extend to claims which the creditor did not know or suspect to exist in his favor at the time of executing the release, which if known by him, must have materially affected his settlement with the debtor.

Each of the Sellers waives any and all rights he or she has or may have under California Civil Code Section 1542 and/or any successor section to it with respect to the claims released hereby.

                  (c) MUTUAL COOPERATION. Each of the parties to this Agreement shall cooperate with the other parties and use its commercially reasonable efforts to take all actions and do all things that are proper, advisable or necessary to consummate the transactions contemplated by this Agreement, including: (i) effecting all necessary filings and registrations with Governmental Authorities and responding to all related requests for additional information; (ii) obtaining before the Closing all necessary orders, permits, consents, licenses approvals, authorizations, and qualifications from governmental authorities; (iii) defending any litigation or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated by this Agreement; and (iv) seeking relief from any order that enjoins, impairs or restrains the ability of the parties to consummate the transactions contemplated by this Agreement provided that nothing in this Agreement shall require any party to make any payment in order to produce any order, permit, consent, approval, authorization or qualification.

                  (d) EXPENSES OF THE COMPANY; BROKER'S FEE. The Sellers shall pay all fees and other charges of TransMeridian Capital Corporation in connection with the transactions contemplated by this Agreement. The Company shall pay all other costs and expenses incurred by the Sellers, the Company or Purchaser in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including fees and expenses of counsel and such amounts shall not be included for purposes of any adjustment to the Purchase Price.

                  (e) COVENANT NOT TO COMPETE. Hsiao agrees that for a period of three years following the Closing Date, she will not, directly or indirectly, either as an employee, employer, consultant, agent, investor, principal, partner, stockholder (except as the holder of less than 2% of the issued and outstanding stock of a publicly held corporation), corporate officer or director, or in any other individual or representative capacity, engage or participate in (i) the sale, rental or installation of audio visual equipment, (ii) the sale or rental of computer displays, (iii) the rental of computer equipment, or (iv) the staging of any of the equipment referred to in (i), (ii) or (iii) above, in any county identified in EXHIBIT D to this Agreement or any other jurisdiction, domestic or foreign, in which the Company has conducted business. The foregoing restrictions shall not prohibit Hsiao from having an ownership interest in or being employed by or consulting for companies that develop or sell software and, in connection with their software business, manufacture integrated systems and services incorporating computers, monitors, LCD displays and touch screen systems. Examples of these companies are automated business center providers, operators of integrated software and hardware kiosks and Internet software development companies with fully integrated solutions for permanent locations; provided such integrated solutions and kiosks are not sold or rented for temporary applications to conventions, corporate meetings, trade shows, hotels or other temporary applications. Motal agrees that he shall not, so long as he is a shareholder of the Company and for a period of three years after he ceases to be a beneficial shareholder of the Company, directly or indirectly, either as an employee, employer, consultant, agent, investor, principal, partner, stockholder (except as the holder of less than 2% of the issued and outstanding stock of a publicly held corporation), corporate officer or director, or in any other individual or representative capacity, engage or participate in (i) the sale, rental or installation of audio visual equipment, (ii) the sale or rental of computer displays, (iii) the rental of computer equipment, or (iv) the staging of any of the equipment referred to in (i), (ii) or (iii) above, in any county identified in EXHIBIT D to this Agreement or any other jurisdiction, domestic or foreign, in which the Company has conducted business. Notwithstanding the foregoing, Motal may continue to manage the two verbal contracts between MVS Enterprises, Inc., a California corporation (formerly Matrix Visual Solution, Inc.) and each of Picker International and Tropitone, on a basis consistent with how such contracts are currently being managed, until such contracts are terminated.

                  (f) CONFIDENTIALITY; PUBLICITY. Each of the Sellers will not at any time after the date hereof disclose or use for his or her own benefit or purposes or the benefit or purposes of any other Person, other than Purchaser or the Company, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financial methods, plans, or the business and affairs of Purchaser or the Company generally; provided that the foregoing shall not apply to information which is generally known to the public other than as a result of Seller's breach of this covenant. If this Agreement shall be terminated in accordance with its terms prior to the Closing, the parties hereto shall continue to be bound by the foregoing provisions of this Section 9(f) and by the binding provisions of that certain Letter of Intent, dated August 11, 1999, between the parties. Except as required by law, neither the Sellers nor the Company shall disclose to any Person or make any public announcement, by press release or otherwise, of this Agreement or the transactions contemplated by this Agreement without the prior written consent of Purchaser, which consent will not be unreasonably withheld or delayed once this Agreement is publicly announced by Purchaser. Purchaser will consult with the Company regarding any proposed written public announcement or press release concerning this Agreement or the transactions contemplated hereby, and will in good faith consider any comments and suggestions the Company may have; provided, however, that Purchaser shall have the right to determine the actual text of any such announcement or release.

                  (g) SUPPLEMENTS TO SCHEDULES; COVENANTS. If prior to the Closing Date, Sellers become aware of any event or condition that causes any of their or the Company's representations or warranties herein to be inaccurate in any material respect or becomes aware that any of their or the Company's representations or warranties herein was inaccurate when made in any material respect, Sellers shall promptly notify Purchaser in writing. Sellers may thereafter (but not following the Closing) supplement the Company Disclosure Schedule to account for such inaccuracy; provided, that the delivery of a supplemented or amended Disclosure Schedule pursuant to this Section, to the extent that the supplement or amended disclosure is material, shall constitute a failure by Sellers to satisfy the condition to Purchaser's obligations to consummate the Closing set forth in Section 8 hereof. If Purchaser determines to waive the conditions set forth in Section 8 after the delivery of such supplement or amended Disclosure Schedule, then the representations, warranties, covenants and agreements made by Sellers and the Company as modified by such amended or supplemented Disclosure Schedule shall be the basis for any indemnification pursuant to Section 10 below.

                  (h) RECORDS. For a period of three (3) years (or the length of the statute of limitations on breach of contract claims in connection with Sellers' performance of their tax-related obligations under this Agreement) after the Closing, Purchaser shall use its best efforts to cause the Company
(a) to maintain in an orderly and businesslike fashion all books, records and data in the Company's possession on the Closing Date; (b) to permit Sellers' and their employees, agents and representatives to have reasonable access at Sellers' expense to such books, records and data in connection with the preparation of Sellers' financial reports, tax returns, tax audits and the defense or prosecution of litigation (including arbitration); and (c) to provide Sellers with reasonable assistance at Sellers' expense (but only for Purchaser's documented, out-of-pocket expenses that have been pre-approved by Sellers) by the provision of employees of the Company to act as witnesses and to prepare documents, reports and other information requested by Sellers in support of activities described in clause (b) above.

                  (i) COLLECTION OF ACCOUNTS RECEIVABLE. After the Closing, Purchaser agrees to cause the Company to use its commercially reasonable efforts to collect all accounts receivable of the Company existing on the Closing Date.

                  (j) AUTOMOBILE LOANS. After the Closing, each of the Sellers agrees, and agrees to cause any of their Affiliates, to take (and the Company agrees to assist the Sellers in taking) whatever action is necessary to transfer title to any automobiles which are held in their names and which are used by the Company in its business into the name of the Company. The Company agrees to take (and the Sellers agree to assist the Company in taking) whatever action is necessary to assume all loan obligations of the Sellers and any of their Affiliates (other than the Company) relating to such automobiles and, in furtherance thereof, agrees to indemnify each of the Sellers for any liability such Seller may incur as a result of the Company's failure to assume such loan obligations upon the Closing.

                  (k) REAL ESTATE LEASE GUARANTEES. The Company and each of the Sellers agree to take whatever action is necessary to cause the Sellers to be released from all personal guarantees relating to the real estate leases entered into by the Company and identified on the Company Disclosure Schedule. In furtherance thereof, the Company agrees to indemnify each of the Sellers for any liability such Seller may incur as a result of such personal guarantees.

         10.      INDEMNIFICATION.

                  (a) GENERAL. From and after the Closing, the parties shall indemnify each other as provided in this Section 10. For the purposes of this
Section 10, each party shall be deemed to have remade all of its representations and warranties contained in this Agreement at the Closing with the same effect as if originally made at the Closing. As used in this
Agreement: (i) the term "INDEMNIFIED PARTY" shall mean a party who is entitled to indemnification from a party hereto pursuant to this Section 10;
(ii) the term "INDEMNIFYING PARTY" shall mean a party hereto who is required to provide indemnification under this Section 10 to another party; and (iii) the term "THIRD PARTY CLAIM" shall mean any Action which is asserted or threatened by a party other than the parties hereto, their successors and permitted assigns, against any Indemnified Party or to which any Indemnified Party is subject.

                  (b) THE SELLERS' INDEMNIFICATION OBLIGATIONS. Subject to
Section 10(d)(i) hereof, the Sellers shall jointly and severally indemnify, save and keep Purchaser and its officers, directors, employees and stockholders, the Company and its officers, directors and employees (other than Motal or Hsiao), and their respective heirs, successors and assigns (each a "PURCHASER INDEMNITEE" and collectively, the "PURCHASER INDEMNITEES") harmless against and from all Losses sustained or incurred by any Purchaser Indemnitee, as a result of or arising out of or by virtue of:

                           (i)      any inaccuracy in any representation and
warranty made to Purchaser in this Agreement;

                           (ii)     the breach by the Company before the
Closing or either of the Sellers before or after the Closing of, or failure of the Company before the Closing or either of the Sellers before or after the Closing to comply with, any of their respective covenants or obligations under this Agreement; and

                           (iii)    fraud by either of the Sellers in
connection with this Agreement and the transactions contemplated hereby.

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

                  (c) PURCHASER INDEMNIFICATION OBLIGATIONS. Subject to
Section 10(d)(i) hereof, Purchaser shall indemnify, save and keep the Sellers and their successors and permitted assigns (individually a "SELLER INDEMNITEE" and collectively, the "SELLER INDEMNITEES") harmless against and from all Losses sustained or incurred by any Seller Indemnitee as a result of or arising out of or by virtue of:

                           (i)      any inaccuracy in any representation and
warranty made by Purchaser to the Sellers in this Agreement;

                           (ii)     any breach by Purchaser of, or failure by
Purchaser to comply with, any of its respective covenants or obligations under this Agreement;

                           (iii)    the Wells Fargo Guarantees; provided,
Purchaser shall only be liable to indemnify Motal to the extent that the portion of guarantee obligations for which he is liable exceed 32% of the total guarantee obligations; and

                           (iv)     fraud by Purchaser in connection with
this Agreement and the transactions contemplated hereby.

                  (d) LIMITATION ON INDEMNIFICATION OBLIGATIONS.

                           (i)      Neither Purchaser Indemnitees nor the
Seller Indemnitees shall be entitled to recover under Sections 10(b)(i) or 10(c)(i) unless: (A) a claim has been asserted by written notice, setting forth the basis for such claim, delivered to Purchaser or the Sellers, as the case may be, on or prior to June 30, 2001; and (B) the aggregate amount of indemnifiable Losses incurred by Purchaser Indemnities on the one hand or the Seller Indemnitees on the other hand exceeds $100,000. In addition, each Seller shall be liable under Section 10(b)(i) for Losses arising out of any inaccurate representation or warranty only up to one hundred percent (100%) of the amount of such Seller's portion of the Purchase Price and, notwithstanding anything to the contrary contained in this Agreement, the Sellers shall be liable severally, and not jointly, for any breach of their respective representations and warranties relating to Section 4.

                           (ii)     Notwithstanding anything to the contrary
herein contained, the limitations contained in Sections 10(d)(i) shall not apply to indemnification obligations under Sections 10(b) and (c) for: (A) breaches of any of the representations and warranties relating to Sections 3(a)(iii) or (iv), 3(e), 4(a) or 4(b)(i); (B) breach of any covenant or obligation of any Indemnifying Party contained in this Agreement; or (C) fraud by an Indemnifying Party in connection with this Agreement and the transactions contemplated by this Agreement.

                           (iii)    For purposes of determining the amount of
any Losses, such amount shall be reduced by the amount of any insurance benefits and proceeds received by the Indemnified Party in respect of the Losses (net of any deductible amounts). For purposes of determining insurance benefits, if the Company elects not to maintain insurance coverage identical to the insurance coverage maintained as of the Closing Date, the Company shall be deemed to have received insurance benefits equal to the greater of insurance benefits it would have received had it maintained such insurance policies in effect after the Closing or the insurance benefits it actually receives.

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

                  (e) NO CLAIM BY THE SELLERS OR OTHERS. Although the Sellers may have relied on information supplied by the Company in making certain representations and warranties contained in this Agreement and the Company Disclosure Schedule, each Seller has no claim, and shall assert no claim, for contribution, indemnification or otherwise, against the Company with respect to any breach of any covenant or of any of the representations and warranties or any inaccuracy in the Company Disclosure Schedule irrespective of whether the information supplied by the Company and relied upon by such Seller was incomplete or inaccurate in any way or for whatsoever reason; further, each Seller acknowledges that the Company has made no representation or warranty to the Sellers with respect to the information supplied by it to the Sellers whatsoever.

                  (f) NOTICE OF ASSERTED LIABILITY. Promptly after Purchaser or Sellers become aware of any fact, condition or event that may give rise to Losses for which indemnification may be sought under this Article 10, Indemnified Party shall give notice thereof in the manner provided in this
Section 10(f) (the "Claims Notice") to Indemnifying Party. The Claims Notice shall include a description in reasonable detail of any claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") against Indemnified Party, and shall indicate the amount (estimated, if necessary) of the Losses that have been or may be suffered by Indemnified Party. Failure of Indemnified Party to promptly give notice hereunder shall not affect rights to indemnification hereunder, except to the extent that Indemnifying Party demonstrates actual damage caused by such failure. Upon Indemnifying Party's request, Indemnified Party shall provide Indemnifying Party with reasonable access to all books and records relating to the Asserted Liability, and to all employees or other persons who are knowledgeable about such Asserted Liability, in order to allow Indemnifying Party to audit the status of such Asserted Liability and the payments that have been, or will be, made with respect thereto.

                  (g) OPPORTUNITY TO DEFEND. Indemnifying Party may elect to compromise or defend, at its own expense and with counsel reasonably satisfactory to Indemnified Party, any Asserted Liability; PROVIDED, HOWEVER, that Indemnifying Party may not compromise or settle any Asserted Liability without the consent of Indemnified Party, such consent not to be unreasonably withheld, unless such compromise or settlement requires no more than a monetary payment for which Indemnified Party and any other indemnifiable parties hereunder are fully indemnified and does not in any way effect the business, reputation or ongoing operations or liabilities of Indemnified Party or such other indemnifiable parties. If Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within 15 days (or sooner, if the nature of the Asserted Liability so requires) notify Indemnified Party of its intent to do so and Indemnified Party shall reasonably cooperate in the compromise of, or defense against, such Asserted Liability. If Indemnifying Party elects not to compromise or defend any Asserted Liability, fails to notify Indemnified Party of its election as herein provided or contests its obligation to indemnify, Indemnified Party may pay, compromise or defend such Asserted Liability without prejudice to any right it may have hereunder. In any event, each of Purchaser and Sellers may participate, at its own expense, in the defense of any Asserted Liability in respect of which it may have an indemnification obligation hereunder. If either party chooses to defend or participate in the defense of any Asserted Liability, it shall have the right to receive from the other party any books, records or other documents within such party's control that are necessary or appropriate for such defense.

                  (h) LIQUIDATION OF INDEMNIFICATION CLAIMS. When an Indemnified Party shall give an Indemnifying Party notice of a Loss that has been fixed or determined as to amount, the notice shall specify in reasonable detail the nature and amount of the Losses and the sections of this Agreement upon which the claim for indemnification for the Losses is based. If the Indemnifying Party desires to dispute the claim, it shall, within 30 days after notice of the claim is given pursuant to this Section 10(h), give counter notice to the Indemnified Party, setting forth in reasonable detail the basis for disputing the claim. If no such counter notice is given within that 30-day period, or if the Indemnifying Party acknowledges liability for the indemnification, then the indemnification obligation shall be promptly satisfied.

                  (i) DISPUTE RESOLUTION. If, within 15 days after the giving of a counter notice by the Indemnifying Party, the Indemnifying Party and the Indemnified Party have not reached agreement as to the indemnification claim in question, then the claim for indemnification shall be submitted to and settled by arbitration as hereinafter provided (it being expressly understood and agreed that if such counter notice is duly given, it is the intention of the parties to this Agreement that any such indemnification claim shall be resolved by arbitration as provided in this Section 10(i)). The arbitration shall be by a single arbitrator experienced in the matters at issue selected by, and mutually acceptable to, the Indemnifying Party and the Indemnified Party and shall be conducted in accordance with the arbitration rules of the American Arbitration Association. The arbitrator must be independent (not an agent, officer, director, attorney, employee, or shareholder of Purchaser or either Seller or a relative or Affiliate of any of those persons) without any economic or financial interest of any kind in the outcome of the arbitration. Each arbitrator's conduct will be governed by the Code of Ethics for Arbitrators in Commercial Disputes (1986) that has been approved and recommended by the American Bar Association and the American Arbitration Association. Within 60 days after the effective date of the counter notice of the Indemnifying Party, the arbitrator shall convene a hearing for the dispute to be held on such date and at such time and place in Los Angeles County, California, as the arbitrator designates upon 30 days' advance notice to each Indemnified Party and each Indemnifying Party. The parties shall request that the arbitrator render his decision within 30 days after the conclusion of the hearing. The arbitrator shall hear and decide the dispute based on the evidence produced, notwithstanding the failure or refusal to appear by a party who has been duly notified of the date, time, and place of the hearing. The decision of the arbitrator shall be final and binding as to any matters submitted under this Agreement, and to the extent that the arbitrator's decision is that Losses have been incurred for which a party is to be indemnified under this Agreement, the Losses shall be promptly satisfied; provided, however, that, if necessary, such decision may be enforced by either the Indemnifying Party or the Indemnified Party in any court of record having jurisdiction over the subject matter or over any of the parties hereto. The prevailing party shall recover all of such party's costs, and reasonable attorneys' fees incurred in connection with any such arbitration.

                  (j) CHARACTERIZATION OF INDEMNIFICATION PAYMENTS. All amounts paid by Purchaser or the Sellers, as the case may be, under the terms of this Section 10 shall be treated for all Tax purposes as an adjustment of the Purchase Price, unless otherwise required by applicable law in which event such payments shall be made in an amount sufficient to indemnify the party on a net after-Tax basis.

                  (k) ACCOUNTS RECEIVABLE. For purposes of determining whether accounts receivable are fully collectable as represented pursuant to
Section 3(g)(v), an account shall be deemed not fully collectable if is shall not have been collected within eight months of the Closing Date.

                  (l) EXCLUSIVE REMEDY. The provisions for indemnification set forth in this Section 10 are the exclusive remedies of the parties hereto with respect to claims related to a breach of, or inaccuracy in, a representation or warranty made by Sellers, the Company or Purchaser hereunder.

         11.      TERMINATION.  This Agreement may be terminated:

                  (a) by delivery of written notice from Purchaser to the
Sellers: (i) if any material condition to the obligation of Purchaser to complete the Acquisition set forth in Section 8 is not satisfied at the Closing or such earlier time or times contemplated thereby; or (ii) in the event of a material breach of any representation, warranty, condition or agreement of the Sellers contained in this Agreement that is not cured within 10 days of the time that written notice of such breach is received by the Sellers or the Company; or

                  (b) by delivery of written notice from the Sellers to
Purchaser: (i) if any material condition to the obligations of the Sellers to complete the Acquisition set forth in Section 7 is not satisfied at the Closing or such earlier time or times contemplated thereby; or (ii) in the event of a material breach of any representation, warranty, condition or agreement of Purchaser contained in this Agreement that is not cured within 10 days of the time that written notice of such breach is received by Purchaser; or

                  (c) by delivery of written notice from a party to the other parties if the Acquisition shall not have been consummated on or before November 15, 1999; or

                  (d) by mutual written consent of Purchaser and the Sellers.

                  The termination of this Agreement shall not relieve any party from liability for any breach or default occurring prior to termination of this Agreement. If termination of this Agreement shall be judicially determined to have been caused by willful breach of this Agreement, then, in addition to other remedies at Law or in equity for breach of this Agreement, the party so found to have willfully breached this Agreement shall indemnify the other parties for their respective costs, fees and expenses of their counsel, accountants and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of this Agreement and related documentation.

         12.      MISCELLANEOUS PROVISIONS.

                  (a) NOTICES. All notices, consents, demands, requests, approvals or other communications hereunder shall be in writing and shall be deemed to have been duly given if: (i) delivered in person, on the date actually given; (ii) by United States mail, certified or registered, with return receipt requested, on the date which is two Business Days after the date of mailing; or (iii) if sent by telex or facsimile transmission, with a copy mailed on the same day in the manner provided in (i) above, on the date transmitted provided receipt is confirmed by telephone:

                           (A) if to Purchaser to:

                               Westminster Capital, Inc.
                               9665 Wilshire Blvd., Suite M-10
                               Beverly Hills, CA  90212
                               Attention: Keenan Behrle
                               Telecopy No.: (310) 271-6274

                           (B) if to the Sellers to:

                               Amy Hsiao
                               2410 Bennett
                               Tustin, CA  92782-1228

                               and

                               Paul Motal
                               615 Iris
                               Corona Del Mar, CA  92665

or at such other address as may have been furnished by such Person in writing to the other parties.

                  (b) SEVERABILITY. Should any Section or any part of a Section within this Agreement be rendered void, invalid or unenforceable by any court of Law for any reason, such invalidity or unenforceability shall not void or render invalid or unenforceable any other Section or part of a
Section in this Agreement.

                  (c) EXHIBITS AND SCHEDULES. Each Exhibit and Schedule delivered pursuant to the terms of this Agreement, each document, instrument and certificate delivered by the parties in connection with the transactions contemplated hereby constitutes an integral part of this Agreement and is incorporated by reference into this Agreement.

                  (d) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED BOTH AS TO VALIDITY AND PERFORMANCE AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF.

                  (e) SUBMISSION TO JURISDICTION AND WAIVER OF IMMUNITY AND INCONVENIENT FORUM. Each of the parties hereto agree that any and all disputes arising in connection with this Agreement and the transactions contemplated hereby may be brought in any state or federal court of record located in the Counties of Los Angeles or Orange, State of California. Each of the parties hereto irrevocably submits to the jurisdiction of the state and federal courts located in the Counties of Los Angeles or Orange, State of California in any legal action or proceeding relating to this Agreement and the transactions contemplated hereby. The parties hereto irrevocably waive all immunity from jurisdiction, attachment and execution, whether on the basis of sovereignty or otherwise, to which they might otherwise be entitled in any legal action or proceeding in any state or federal court located in the Counties of Los Angeles or Orange, State of California. Each of the parties hereto irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to any suit, action or proceeding relating to this Agreement and the transactions contemplated hereby being brought in the federal or state courts located in the Counties of Los Angeles or Orange, State of California, and hereby further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

                  (f) HEADINGS. Section headings and subheadings used in this Agreement are for convenience only and shall not affect the meaning or construction of this Agreement.

                  (g) NO ADVERSE CONSTRUCTION. The rule that a contract is to be construed against the party drafting the contract is hereby waived, and shall have no applicability in construing this Agreement, any other document delivered at the Closing or any provisions hereof or thereof.

                  (h) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                  (i) COSTS AND ATTORNEYS' FEES. In the event that any action, suit, or other proceeding is instituted concerning or arising out of this Agreement the prevailing party shall recover all of such party's costs, and reasonable attorneys' fees incurred in each and every such action, suit, or other proceeding, including any and all appeals or petitions therefrom.

                  (j) SUCCESSORS AND ASSIGNS. All rights, covenants and agreements of the parties contained in this Agreement shall, except as otherwise provided herein, be binding upon and inure to the benefit of their respective successors and assigns. Neither of the Sellers may assign his or her obligations under this Agreement without the prior written consent of Purchaser, and Purchaser may not assign any of its obligations under this Agreement without the prior written consent of the Sellers.

                  (k) AMENDMENT. This Agreement may be amended at any time prior to or after the Closing by the mutual written agreement of all parties hereto.

                  (l) WAIVER. At any time prior to the Closing, Purchaser and the Sellers together may:

                           (i)      extend the time for the performance of
any of the obligations or other acts of the parties hereto;

                           (ii)     waive any inaccuracies in the
representations and warranties contained herein or in any document delivered pursuant hereto; or

                           (iii)    waive compliance with any of the
agreements or conditions contained herein.

Any agreement on the part of Purchaser or the Sellers to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such party.

                  (m) ENTIRE AGREEMENT. This Agreement, the attached Exhibits and Schedules, the other agreements and schedules referred to in this Agreement, contain the entire understanding of the parties and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof unless expressly referred to herein.

                  (n) TIME OF ESSENCE. Time is of the essence in the performance and satisfaction by each party of every condition, obligation and agreement to be performed or satisfied by the party under this Agreement.

                  IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

                                       WESTMINSTER CAPITAL, INC.,
                                       A DELAWARE CORPORATION


                                       By:  /s/ Keenan Behrle
                                          ----------------------------

                                       By:
                                          ----------------------------

                                       LOGIC TECHNOLOGY GROUP, INC.
                                       A CALIFORNIA CORPORATION


                                       By:  /s/ Paul Motal
                                          ----------------------------

                                       By:  /s/ Amy Hsiao
                                          ----------------------------


                                       /s/ Paul Motal
                                       -------------------------------
                                                Paul Motal


                                       /s/ Amy Hsiao
                                       -------------------------------
                                                Amy Hsiao

         This Agreement has been executed by the undersigned respective spouses of Paul Motal and Amy Hsiao, each of whom may claim a community property or other interest in the Shares being sold hereunder. Each undersigned spouse represents that he or she has read and understands the provisions of this Agreement and the effect of such provisions on any community property or other interest he or she may have in the Shares.

                                          /s/ Lisa Motal
                                          ----------------------------
                                          Lisa Motal


                                          /s/ Kim Kao
                                          ----------------------------
                                          Kim Kao